Exhibit 10.2(g)

CYTEC INDUSTRIES INC.

Key Manager Income Continuity Plan

(as amended and restated December 15, 2008)

1. Purpose. The purpose of this Key Manager Income Continuity Plan (the “Plan”) is to retain the services of executives in the senior management group of Cytec Industries Inc. (the “Company”) and its subsidiaries and to reinforce and encourage the continuing attention, dedication and loyalty of these executives without the distraction of concern over the possibility of involuntary or constructive termination of employment resulting from unforeseen developments, by providing income continuity for a limited period.

The Plan is amended and restated effective December 15, 2008. The Plan, as amended and restated, is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations thereunder and related guidance issued by the Internal Revenue Service (“IRS”).

2. Definitions. Unless the context otherwise requires, the following terms shall have the meanings respectively indicated:

(a)	“Board of Directors” shall mean the board of directors of Cytec Industries Inc.

(b)	“Cause” shall mean (i) the willful and continued failure by a Participant substantially to perform such Participant’s duties with the Company (other than any such failure resulting from such Participant’s incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Participant by the Company which specifically identifies the manner in which the Company believes that the Participant has not substantially performed such Participant’s duties, or (ii) the willful engaging by the Participant in conduct demonstrably injurious to the Company. For purposes of this definition, no act, or failure to act, on the part of a Participant shall be considered “willful” unless done, or omitted to be done, by the Participant without reasonable belief that such Participant’s action or omission was in the best interests of the Company and was lawful.

(c)	A “Change in Control” shall be deemed to have occurred upon the occurrence of the one of the following events:

(i)	Any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of either the total fair market value or total voting power of the stock of the Company; or

(ii)	Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the Company; or

(iii)	A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not recommended by a majority of the members of the Board prior to the date of the appointment or election; or

(iv)	Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 60% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition.

(d)	“Company” shall mean Cytec Industries Inc. and, except for the purposes of Section 2(c) of the Plan, shall include any of its subsidiaries which employs Participants of this Plan.

(e)	“Compensation Committee” shall mean the Compensation and Management Development Committee as constituted from time to time of the Board of Directors, or such other body as shall have similar authority and responsibility.

(f)	“Date of Termination” shall mean (i) if the employment of a Participant is terminated by death, the date of such Participant’s death, (ii) if the Participant retires, the date of such Participant’s retirement, (iii) if such employment is terminated by the Company other than for Cause or other than as a result of Disability, the date specified in the Notice of Termination, (iv) if such employment is terminated for Disability, the date of such Participant’s Disability, (v) if employment is terminated by the Participant for Good Reason, the date specified in the Notice of Termination, as it may be amended from time to time, (vi) if the Participant’s employment is terminated following a Change in Control, the date specified in the Notice of Termination, and (vii) otherwise shall be the last day of work.

(g)	“Disability” shall mean that a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(h)	“Executive Committee” shall mean the Executive Committee of Cytec Industries Inc. as elected from time to time by the Board of Directors, or such other body as shall have similar authority and responsibility.

(i)	“Good Reason” shall mean:

(i)	A change in assignment resulting in the assignment to a Participant of substantially reduced responsibilities compared with those assigned to such Participant prior to such change, or any change in the Participant’s status, authority or position which represents a demotion (actual or de facto) from the Participant’s status, authority or position immediately prior to such change, except in connection with the termination of the Participant’s employment because of death or retirement, by the Company for Disability or Cause, or by the Participant other than for a Good Reason enumerated in any of the following subparagraphs of this subsection (i);

(ii)	The assignment to a Participant of duties inconsistent with such Participant’s responsibilities prior to such assignment, unless such new duties are consistent with a position of equal or greater status, authority, and position;

(iii)	A reduction in the base salary of a Participant as the same may be increased from time to time;

(iv)	A failure to continue the I.C. Plan (or a plan providing substantially similar benefits) as the same may be modified from time to time but in a form not less favorable than as of the date of adoption of this Plan, or a failure to continue a Participant as a participant in the I.C. Plan on a basis consistent with the basis on which the I.C. Plan is administered as of such date;

(v)	A failure to pay a Participant any portion of such Participant’s current or deferred compensation within seven (7) days of the date such compensation is due;

(vi)	The relocation of the principal executive offices of the Company to a location more than 50 miles from the location of the present executive offices or outside of New Jersey, or requiring a Participant to be based anywhere other than the principal executive offices (or, if a Participant is not based at such executive offices, requiring such Participant to be based at another location not within 50 miles of such location) except for required travel on business to an extent substantially consistent with such Participant’s duties and responsibilities, or in the event of consent to any such relocation of the base location of a Participant the failure to pay (or provide reimbursement for) all expenses of such Participant incurred relating to a change of principal residence in accordance with the applicable personnel policies of the Company in effect as of the date of the relocation or proposed relocation;

(vii)	The failure to continue in effect any benefit or compensation plan (including, but not limited to, the Long-Term Disability Plan, the I.C.

Plan, stock options, stock appreciation rights and stock appreciation right features of the 1993 Stock Award and Incentive Plan (or of any subsequent and/or substitute plan)), the Employees’ Savings Plan, the Supplemental Savings Plan, life insurance plan, health and accident plan, disability or vacation plan in which a Participant is participating, or the taking of any action which would adversely affect participation (including the Participant’s eligibility to participate, the amount of the Participant’s benefits, and the level of the Participant’s participation relative to other participants) in or materially reduce benefits under any of such plans, or the failure to fund any “rabbi trust” created for the payment of any of the foregoing benefits, when, and to the extent, required by the terms of any such trust, unless such action is required pursuant to law or unless substantially similar benefits are continued in the aggregate under other plans, programs or arrangements;

(viii)	The failure to obtain the assumption of or an agreement to carry out the terms of this Plan by any successor as contemplated in Section 10 of the Plan; or

(ix)	Any purported termination of a Participant’s employment (other than in connection with the sale or other disposition of a Participant’s business unit where the Participant becomes an employee of, or consultant to, the acquiror, as provided in Section 4 of the Plan) by the Company which is not effected pursuant to a Notice of Termination as herein defined.

(j)	“I.C. Plan” means the existing system of annual cash bonuses payable to Company employees (including Participants), pursuant to which annual target bonuses are established based upon job levels and payments of bonuses as a percentage of such targets are made based upon Company, business group and individual performance.

(k)	“Notice of Termination” shall mean a notice which indicates the specific basis for termination of employment relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide such basis. The Notice of Termination shall also include the date of termination.

(l)	“Participant” shall mean a person who is employed by the Company on a full-time basis (as reflected in the Company’s payroll records) and for a regular fixed compensation (other than on a retainer or compensation for temporary employment) and who is included in the membership of this Plan as provided in Section 3 of the Plan.

3. Membership. The Executive Committee may designate any employee who is not a participant of the Executive Income Continuity Plan and who is Level G-20 or above as a Participant. After an employee becomes a Participant, such Participant’s membership shall continue until the Participant’s death or retirement, termination of employment by the Company for Cause or Disability, termination of employment by such Participant other than for Good Reason, or until such time, if any, as the Participant becomes a participant of the Executive Income Continuity Plan.

4. Termination of Employment. Each Participant shall be entitled to receive the income continuation payments provided for in Section 5 of the Plan upon termination of such Participant’s employment, unless such termination is (a) because of the Participant’s death, Disability or retirement, (b) by the Company for Cause, (c) by such Participant for any reason (other than a reason specified in Sections 2(i)(iii) or 2(i)(vi) of the Plan which occurs within 60 days prior to the termination) if such, termination occurs prior to a Prospective Change in Control (as defined in Section 13(b) hereof, or (d) by such Participant other than for Good Reason if such termination occurs after a Change in Control; provided that a Participant shall not be entitled to any income continuation payments if the termination of employment occurs in connection with the sale or other disposition by the Company of the business unit within which the Participant is employed and such Participant becomes, in connection with such sale or other disposition, or within six months thereof, either (i) an employee of the acquiror or (ii) a consultant to the acquiror earning consulting fees substantially similar to (or higher than) the Participant’s base salary and incentive compensation from the Company; and provided, further, that, if Notice of Termination is given prior to a Change in Control, such Participant shall have signed and delivered, in form and substance satisfactory to the General Counsel, non-disparagement agreement, a one-year non-compete agreement and a waiver, effectively waiving all claims against the Company (including its officers, directors, employees and agents) arising out of such Participant’s employment or termination, other than claims for payment post-termination of employment under the terms of this Plan and employee benefit and compensation plans of the Company, such waiver, non-disparagement agreement and a non-compete agreement, to be delivered no later than the later of thirty days following (i) the date of Notice of Termination, or (ii) written request therefor by the Company.

5. Income Continuation.

(a) Subject to the provisions of Section 6 of the Plan, upon termination of employment of a Participant, pursuant to Section 4 of the Plan, the Company shall pay to the Participant the sum of (x) and (y) where (x) equals the greater of the Participant’s annual base salary at the rate in effect at the time Notice of Termination is given and the guideline amount of severance pay payable to the Participant on the Date of Termination under the Company’s severance pay policy as in effect at that time and (y) equals the Participant’s Annual Bonus (excluding performance stock/cash awards) under the I.C. Plan based on the Participant’s annual base salary, in equal semi-monthly installments over a period of 12 months following the Date of Termination, on approximately the fifteenth and last days of each month, subject to Subsection (b) of this Section 5; provided that in the case of Notice of Termination given after a Change in Control, such 12 month period shall be extended for 36 months and such amount be payable in a lump sum following the Date of Termination, subject to Subsection (b) of this Section 5. As used in this Section 5 of the Plan, “Annual Bonus” means the greater of (i) the annual target bonus under the I.C. Plan attributable to the Participant or (ii) said annual target bonus times a fraction equivalent to the average percentage of said annual target bonus paid to said Participant for each of the two preceding fiscal years of the Company (or for such lesser period of time as such Participant participated in the I.C. Plan).

(b) All payments under subsection (a) of this Section 5 of the Plan shall commence, or be paid, on the first business day of the seventh month after the Date of Termination. Payments that would have been made during the six-month period following the Participant’s Date of Termination shall be paid to the Participant on the first business day of the seventh month after the Date of Termination, without interest.

Notwithstanding anything in the Plan to the contrary, (i) no payment shall be made with respect to any period beyond the date of a Participant’s 65th birthday (including the portion of the lump sum payment described in Subsection (a) that relates to installment payments that would have been made after the Participant attained age 65 if the Participant would have received installment payments rather than the lump sum payment), and (ii) there shall be deducted from any payments required hereunder (x) any payments made with respect to any required notice period under any employment agreement between a Participant and the Company or one of its subsidiaries and (y) any payments received by the Participant under the Company’s Long Term Disability Plan or under any short term disability plan or program of the Company during the period with respect to which income continuation is computed hereunder. Payments that otherwise cannot be made to the Participant prior to the Participant’s 65th birthday as a result of the six-month delay described in Subsection (b) of this section shall be paid to the Participant on the first business day of the seventh month after the Participant’s Date of Termination, without interest.

6. Competitive Employment. The Company, at its option, may discontinue any payments being made to any Participant pursuant to Section 5 of the Plan if such Participant engages in the operation or management of any business anywhere in the world, whether as owner, stockholder, partner, officer, consultant, employee or otherwise, which at such time is in competition with any business of the Company in any field with which such Participant was involved during the last two years of the Participant’s employment by the Company. Ownership by such Participant of five percent or less of the shares of stock of any company listed on a national securities exchange or having at least 100 stockholders shall not make such Participant a “stockholder” within the meaning of that term as used in this Section 6 of the Plan.

7. Maintenance of Other Benefit Plans. The Company shall maintain in full force and effect, for the continued benefit of each Participant entitled to receive, or who received, payments pursuant to Section 5 of the Plan, for one year following the Participant’s Date of Termination, comprehensive medical and dental insurance, group life insurance, financial planning and tax preparation and counseling services, and excess personal liability insurance (but not including disability coverage), on the same basis as such Participant participated immediately prior to the Date of Termination; provided that if such Participant’s continued participation is not permitted under the general terms and provisions of such plans and programs or applicable law, the Company shall provide equivalent benefits.

8. Outplacement. Subject to Section 6 of the Plan, upon termination of a Participant pursuant to Section 4 of the Plan, the Company shall, in addition to the payments provided for in Section 5 of the Plan, provide, for one year following the Participant’s Date of Termination or, if the Participant becomes employed by a new employer less than one year after the Participant Date of Termination, until the Participant becomes so employed, the services of a reputable outplacement organization, including telephone and office expenses incurred in seeking new employment.

9. No Mitigation. No Participant shall be required to mitigate the amount of any payment provided for under this Plan by seeking other employment or otherwise, nor shall the amount of any payment so provided for be reduced by any compensation earned by any Participant as the result of employment by another employer, by retirement benefits or by offset against any amount claimed to be owed by the Participant to the Company.

10. Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company, by a written agreement, to expressly assume and agree to carry out the provisions of this Plan in the same manner and to the same extent that the Company would be required to carry them out if no such succession had occurred.

11. Notice. Any notice expressly provided for under this Plan shall be in writing, shall be given either manually or by mail, telegram, telex, telefax or cable, and shall be deemed sufficiently given, if and when received by the Company at its offices at 5 Garret Mountain Plaza, West Paterson, New Jersey 07424 Attention: Secretary, or by any Participant at the address on the records of the Company for such Participant, or if and when mailed by registered mail, postage prepaid, return receipt requested, addressed to the Company or the Participant to be notified at such address. Either the Company or any Participant may, by notice to the other, change its address for receiving notices.

12. Funding. All payments provided for under this Plan for Participants (including those who have retired) shall not be funded or secured, and no trust shall be created hereunder. Payments under the Plan shall become fully vested and nonforfeitable upon the termination of a Participant’s employment within two years after a Change in Control, except for a termination where the Participant would not be entitled to income continuation payments as provided in Section 4 of the Plan.

13. Amendment and Termination.

(a) The Board of Directors may at any time or from time to time amend or terminate this Plan, including but not limited to the reduction or termination after the termination of a Participant’s employment of any non-vested benefit hereunder; provided, however, that no such amendment or termination may adversely affect any vested benefits hereunder; and, provided further, that after a Change in Control, this Plan may not be amended without the consent of all persons who were Participants as of the date of such Change in Control (including those who have retired).

(b) In addition, no amendment or termination made within one year before a Change in Control and made while a Prospective Change in Control is pending may adversely affect any benefit that might at any time be or become owing hereunder to a person who, immediately prior to the commencement of such Prospective Change in Control, was a Participant, without the consent of such person (other than a benefit to any such person who is the person, or part of the group, making the offer, or negotiating to make the offer, which constitutes the Prospective

Change in Control). As used herein, the term “Prospective Change in Control” means (i) any offer presented, directly or indirectly, to the Board of Directors of the Company which, if consummated, would constitute a Change in Control or (ii) any negotiation with the Board of Directors or any committee or representative thereof to make such an offer (including the unilateral announcement of the terms on which such an offer would be made).

14. Claim and Appeal Procedure. This Section 14 of the Plan shall not apply after there has been a Change in Control.

The Company shall appoint a person or persons to adjudicate claims and appeals under the Plan (the “Administrator”). The Administrator shall provide adequate notice in writing to any Participant or to any beneficiary (the “Claimant”) whose claim for benefits under the Plan has been denied. The Administrator’s notice to the Claimant shall set forth:

(a) The specific reason for the denial;

(b) Specific references to pertinent Plan provisions upon which the Administrator based its denial;

(c) A description of any additional material and information that is needed;

(d) That any appeal the Claimant wishes to make of the adverse determination must be in writing to the Administrator within seventy-five (75) days after receipt of the Administrator’s notice of denial of benefits. The Administrator’s notice must further advise the Claimant that failure to appeal the action to the Administrator in writing within the seventy-five (75) day period will render the Administrator’s determination final, binding and conclusive; and

(e) The name and address to whom the Claimant may forward an appeal.

If the Claimant should appeal to the Administrator, the Claimant, or the Claimant’s duly authorized representative, may submit, in writing, whatever issues and comments the Claimant or the Claimant’s duly authorized representative feels are pertinent. The Claimant, or the Claimant’s duly authorized representative, may review pertinent Plan documents. The Administrator shall re-examine all facts to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Administrator shall advise the Claimant of its decision within sixty (60) days of the Claimant’s written request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within the sixty (60) day limit unfeasible, but in no event shall the Administrator render a decision respecting a denial for a claim of benefits later than one hundred twenty (120) days after its receipt of a request for review. The Administrator’s notice to the Claimant shall set forth:

(i) The specific reason for the denial;

(ii) Specific references to pertinent Plan provisions upon which the Administrator based its denial;

(iii) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim; and

(iv) A statement that the Claimant has a right to bring a civil action under Section 502(a) of ERISA.

15. Governing Law. This Plan, and the rights and obligations of the Company and the Participants hereunder, shall be construed and governed in accordance with the law of the State of New Jersey.

16. Partial Invalidity. If any provision of this Plan is determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remaining provisions of this Plan, which shall remain in effect in accordance with its terms.

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/s/ ROY SMITH	12/15/2008
ROY SMITH	DATE

/s/ MARILYN R. CHARLES	12/15/2008
MARILYN R. CHARLES	DATE